Exhibit 10.4

RTI SURGICAL, INC.

STAND ALONE STOCK OPTION AGREEMENT

This RTI SURGICAL, INC. STAND ALONE STOCK OPTION AGREEMENT (this “Agreement”) dated as of January 26, 2017 (the “Grant Date”), is entered into by and between RTI Surgical, Inc., a Delaware corporation (the “Company”), and Camille Farhat (the “Grantee”).

W I T N E S S E T H

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) has determined that it is in the best interests of the Company to provide that the Grantee receive a portion of his compensation in the form of an option to purchase shares of the common stock of the Company, on the terms and subject to the conditions provided in this Agreement, thereby encouraging stock ownership, and permitting the acquisition of an equity interest, in the Company;

WHEREAS, on the Grant Date, the Company and the Grantee are entering into an employment agreement governing the terms of the Grantee’s employment with the Company (the “Employment Agreement”; any capitalized terms not defined in this Agreement shall have the same defined meanings as in the Employment Agreement); and

WHEREAS, pursuant to Section 5(a) of the Employment Agreement, as part of the Grantee’s compensation, the Company is granting a stock option award to the Grantee, and the Grantee is accepting such grant, upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.    GRANT OF STOCK OPTIONS.

a.    Subject to the terms and conditions provided in this Agreement, the Company hereby grants to the Grantee an option to purchase up to 1,950,000 shares of the Company’s common stock, par value of $0.001 per share (the “Stock Options”), as of the Grant Date. The Stock Options are free standing stock options and therefore not granted under an equity plan, and are intended to be nonqualified stock options, and not incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended.

b.    The exercise price per share for the Stock Options is $3.20 (the “Exercise Price”).

c.    The date as of which the Stock Options shall expire (the “Expiration Date”) at 5:00 p.m. eastern time, unless otherwise terminated earlier pursuant to the provisions of this Agreement is the five year anniversary date of the Grant Date. The time period from the Grant Date through the Expiration Date shall be the “Exercise Period.”

d.    The extent to which the Grantee’s rights and interest in the Stock Options becomes vested and non-forfeitable shall be determined in accordance with the provisions of Section 2 of this Agreement.

1.    VESTING. The vesting of the Grantee’s rights and interest in the Stock Options shall be determined in accordance with this Section 2.

a.    Subject to Section 2(b) of this Agreement, the Stock Options shall vest as follows:

i.    650,000 shares of common stock subject to the Stock Options shall vest on the first day following any 60 Day Period (as defined below) during the Exercise Period on which the Average Stock Price per share is equal to or greater than $6.00 (to be adjusted for any stock splits during the Exercise Period);

ii.    650,000 shares of common stock subject to the Stock Options shall vest on the first day following any 60 Day Period during the Exercise Period on which the Average Stock Price per share is equal to or greater than $7.00 (to be adjusted for any stock splits during the Exercise Period); and

iii.     650,000 shares of common stock subject to the Stock Options shall vest on the first day following any 60 Day Period during the Exercise Period on which the Average Stock Price per share is equal to or greater than $8.00 (to be adjusted for any stock splits during the Exercise Period).

For the avoidance of doubt, the vesting set forth in this Section 2(a) is cumulative. By way of example, if the Company’s stock price per share is at $5.00 throughout all of calendar year 2017, but then increases to $8.50 on January 2, 2018 and is at or above that same price for 60 days and such 60th day is May 16, 2018, all 1,950,000 shares of common stock subject to the Stock Options shall vest on May 17, 2018.

For purposes of this Section 2(a): (I) “60 Day Period” means any period of 60 consecutive calendar days on which the Company’s common stock trades on the Nasdaq Stock Market and (II) “Average Stock Price” is calculated by averaging the closing price of the Company’s common stock for each trading day that occurs during the 60 Day Period (for calendar days during the 60 Day Period that are not trading days, the closing price on such days shall be deemed to be the closing price on the most recent previous trading day) (e.g., the closing price on a Saturday will be deemed to equal the closing price on Friday, the day before).

Notwithstanding any other provision of Section 2(a), if the Company is acquired by a third party at a stock price per share equal to or greater than one of the thresholds set forth in Section 2(a) above, the applicable shares of common stock subject to the Stock Options shall vest in accordance with such threshold regardless of whether the Company’s closing trading stock price exceeds such threshold for such period of time as set forth above.

b.    Notwithstanding anything to the contrary in this Agreement or in the Employment Agreement, upon termination of the Employee’s employment with the Company for any reason other than by (i) the Company without Cause, (ii) the non-extension of the Employment Term by the Company as provided in Section 2 of the Employment Agreement or (iii) the Employee for Good Reason, then any unvested portion of the Stock Options shall immediately terminate and be null and void; provided, however, if the Employee’s employment is terminated by (x) the Company without Cause, (y) the Employee for Good Reason or (z) the Employee without Good Reason after September 15, 2018 (each event referred to as a “Qualifying Termination”), then the unvested portion of the Stock Options shall continue to be subject to vesting as set forth in Section 2(a) hereof until the 18 month anniversary of the date on which the Qualifying Termination occurs.

For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement or in the Employment Agreement, including Section 2(b) hereof, if the Employee’s employment with the Company is terminated by the Employee before March 15, 2018 for any reasons other than for Good Reason, all of the Stock Options, whether vested or unvested, shall immediately terminate and be null and void.

2.    EXERCISABILITY. The vested portion of the Stock Options shall be exercisable in whole or in part in accordance with the exercise schedule set forth in Section 2 by written notice which shall state the election to exercise the Stock Option, the number of shares of common stock in respect of which the Stock Options is being exercised, and such other representations and agreements as to the holder’s investment intent with respect to such shares as may be required by the Company. Such written notice shall be signed by the Grantee and shall be delivered in person or by certified mail to the Secretary of the Company. The written notice shall be accompanied by payment of the Exercise Price. The Stock Options (or a portion thereof) shall be deemed to be exercised after both (a) receipt by the Company of such written notice accompanied by the Exercise Price and (b) arrangements that are satisfactory to the Committee in its sole discretion have been made for Grantee’s payment to the Company of the amount, if any, that is necessary to be withheld in accordance with applicable Federal or state tax withholding requirements. No shares of common stock of the Company shall be issued pursuant to the Stock Options unless and until such issuance and such exercise shall comply with all relevant provisions of applicable law, including the requirements of any stock exchange upon which the shares of common stock of the Company then may be traded.

3.    METHOD OF PAYMENT. Payment of the Exercise Price shall be by any of the following, or a combination thereof, at the election of the Grantee: (a) cash; (b) check; (c) with shares of common stock of the Company owned by the Grantee, or the withholding of shares that otherwise would be delivered to the Grantee as a result of the exercise of the Stock Options; or (d) such other consideration or in such other manner as may be determined by the Committee in its absolute discretion.

4.    TERMINATION OF STOCK OPTIONS. Any unexercised portion of the Stock Options shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

a.    immediately on the date on which the Grantee’s employment with the Company is terminated by the Company for Cause;

b.    twelve months after the date on which the Grantee’s employment with the Company is terminated on account of death or Disability (as determined by a medical doctor satisfactory to the Committee);

c.    eighteen months after the date on which the Grantee’s employment with the Company is terminated due to a Qualifying Termination;

d.    immediately on the date on which the Grantee’s employment with the Company is terminated by the Employee without Good Reason prior to March 15, 2018; and

e.    the fifth anniversary of the Grant Date.

5.    TRANSFERABILITY. The Stock Options granted hereby are not transferable otherwise than by will or under the applicable laws of descent and distribution, and during the lifetime of the Grantee the Stock Options shall be exercisable only by the Grantee, or the Grantee’s guardian or legal representative. In addition, the Stock Options shall not be assigned, negotiated, pledged or hypothecated in any way (whether by operation of law or otherwise), and the Stock Options shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, negotiate, pledge or hypothecate the Stock Options, or in the event of any levy upon the Stock Options by reason of any execution, attachment or similar process contrary to the provisions hereof, the Option shall immediately become null and void. The terms of these Stock Options shall be binding upon the executors, administrators, heirs, successors and assigns of the Grantee

6.    NO RIGHTS OF SHAREHOLDER; ISSUANCE OF SHARES UPON EXERCISE. Neither the Grantee nor any personal representative (or beneficiary) shall be, or shall have any of the rights and privileges of, a stockholder of the Company with respect to any shares purchasable or issuable upon the exercise of the Stock Options, in whole or in part, prior to the date on which the shares are issued. Upon exercise of the Stock Options and payment of the Exercise Price, the Company shall issue to the Grantee the number of shares of Common Stock so paid for, in the form of fully paid and nonassessable Common Stock.

7.    TAX CONSEQUENCES. The Company shall have the right to deduct from any compensation or any other payment of any kind (including withholding the issuance of shares of common stock) due the Grantee the amount of any foreign, federal, state or local taxes required by law to be withheld as the result of the exercise of the Stock Options or the lapsing of any restriction with respect to any shares of common stock acquired on exercise of the Stock Options; provided, however, that the value of the shares of common stock withheld may not exceed the statutory minimum withholding amount required by law. In lieu of such deduction, the Company may require the Grantee to make a cash payment to Company equal to the amount required to be withheld. If the Grantee does not make such payment when requested, the Company may refuse to issue any stock certificate until arrangements satisfactory to the Company for such payment have been made.

8.    NO EFFECT ON EMPLOYMENT. Nothing in this Agreement shall confer upon the Grantee the right to continue in the employment of the Company or affect any right which the Company may have to terminate the employment of the Grantee regardless of the effect of such termination of employment on the rights of the Grantee under this Agreement. If the Grantee’s employment is terminated for any reason whatsoever (and whether lawful or otherwise), he will not be entitled to claim any compensation for or in respect of any consequent diminution or extinction of his rights or benefits (actual or prospective) under this Agreement or any award. The rights and obligations of the Grantee under the terms of his employment with the Company will not be affected by his participation in this Agreement, and this Agreement does not form part of any contract of employment between the Grantee and the Company or any subsidiary. The granting of awards is entirely at the discretion of the Committee, and the Grantee shall not in any circumstances have any right to be granted an award.

9.    CLAWBACK.

a.    The Company may (x) cause the cancellation of these Stock Options, (y) require reimbursement with respect to these Stock Options, and (z) effect any other right of recoupment of equity or other compensation provided under this Agreement or otherwise in accordance with any Company policies generally applicable to the Company’s officers and/or directors that currently exist or that may from time to time be adopted or modified in the future by the Company and/or applicable law (each, a “Clawback Policy”), provided that the following conditions are satisfied: (1) there is an accounting restatement of the Company’s financial statements or results and (2) the restatement results from a noncompliance by the Company with any requirements under or related to the federal securities laws that is material, injurious to the Company or was the result of actions with bad intent. In such an event, the claw back will be in an amount of up to the total economic gain from any stock-based grants within the five-year period preceding the restatement. By accepting the Restricted Stock, the Grantee agrees to be bound to any existing or future Clawback Policy adopted by the Company, or any amendments that may from time to time be made to the Clawback Policy in the future by the Company, as required to comply with applicable laws or stock exchange requirements, and is further agreeing that all of the Grantee’s equity awards may be unilaterally amended by the Company, without the Grantee’s consent, to the extent that the Company in its discretion determines to be necessary or appropriate to comply with any Clawback Policy to the extent required to comply with applicable laws or stock exchange requirements.

b.    If the Grantee, without the consent of the Company, while employed by or providing services to the Company or after termination of such employment or service, violates a non-competition, non-solicitation or non-disclosure covenant or agreement or otherwise violates the Company’s Corporate Governance Guidelines, Code of Conduct and Ethics, Code of Ethics for the Chief Executive Officer and Senior Financial Officer or any other corporate governance materials specified by the SEC or exchange on which common stock of the Company is listed, then, if such violation is material and injurious to the Company, or was the result of actions with bad intent, (i) any outstanding, vested or unvested, earned or unearned portion of the Stock Options may, at the Committee’s discretion, be canceled and (ii) the Committee, in its discretion, may require the Grantee or other person to whom any payment has been made or shares or other property have been transferred in connection with the Stock Options to forfeit and pay over to the Company, on demand, all or any portion of the gain (whether or not taxable) realized upon the exercise of any Stock Options.

10.    GOVERNING LAWS. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida.

11.    SUCCESSORS. This Agreement shall inure to the benefit of, and be binding upon, the Company and the Grantee and their heirs, legal representatives, successors and permitted assigns.

12.    SEVERABILITY. In the event that any one or more of the provisions or portion thereof contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained in this Agreement.

13.    ENTIRE AGREEMENT. This Agreement expresses the entire understanding and agreement of the parties hereto with respect to such terms, restrictions and limitations.

14.    HEADINGS. Section headings used herein are for convenience of reference only and shall not be considered in construing this Agreement.

15.    ADDITIONAL ACKNOWLEDGEMENTS. By their signatures below (including electronic signatures), the Grantee and the Company agree that the Stock Options are granted under and governed by the terms and conditions of this Agreement. The Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to this Agreement.

16.    REGISTRATION. Within 180 days of the Grant Date, the Company shall file with the Securities and Exchange Commission a registration statement on Form S-8 consistent with the applicable rules and requirements of the Securities Act of 1933, as amended, to register all of the shares of Restricted Stock. The Company shall keep such registration statement effective for the period of time necessary for the Employee to sell all of the shares of Registered Stock.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Grant Date.

COMPANY:
RTI SURGICAL, INC.

By:	/s/ Curt Selquist
Name: Curt Selquist
Title: Chairman

The Grantee acknowledges and represents that he has reviewed the provisions of this Agreement in its entirety, is familiar with and understands their terms and provisions, and hereby accepts the Stock Options subject to all of the terms and provisions of this Agreement. The Grantee further represents that he has had an opportunity to obtain the advice of counsel prior to executing this Agreement.

GRANTEE:

/s/ Camille Farhat
Camille Farhat